Ex. 99.28(d)(14)(iii)

Amendment to
JNL Series Trust Investment Sub-Advisory Agreement
Between Jackson National Asset Management, LLC and
Colonial First State Asset Management (Australia) Limited

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Colonial First State Asset Management (Australia) Limited, a public limited liability company organized in the State of New South Wales, Australia and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 2nd day of August, 2019 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the fund or funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as identified on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the Agreement, for the following:

1)	to update the company name of the Sub-Adviser; and

2)           to update the Sub-Adviser’s address in Section 12. “Notices”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	all references to “Colonial First State Asset Management (Australia) Limited” are hereby deleted and replaced with “First Sentier Investors (Australia) IM LTD”.

2)	The sub-section entitled “To the “Sub-Adviser:” under Section 12. “Notices” shall be deleted and replaced, in its entirety, with the following:

To the Sub-Adviser:	First Sentier Investors (Australia) IM LTD
Level 5, Tower 3 International Towers, 300 Barangaroo Avenue, Barangaroo NSW 2000 Australia.
Attention: Rose Beedles, Client Services Director
Email address: FSIAUinstoRM@colonialfirststate.com.au
With a copy to: Randy.Paas@firststateinvestments.com

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective October 21, 2019.

Jackson National Asset Management, LLC		First Sentier Investors (Australia) IM LTD by its duly Authorised Officer
By:	/s/ Mark D. Nerud	By:	/s/ Harry Moore
Name:	Mark D. Nerud	Name:	Harry Moore
Title:	President and CEO	Title:	Director

		By:	/s/ Rachel Xiao Yin Lim
		Name:	Rachel Xiao Yin Lim
		Title:	Director/Company Secretary